Exhibit 4.4

Registration Rights AGREEMENT

THIS Registration Rights AGREEMENT (this “Agreement”) is made and entered into as of April 10, 2025 by and among:

(1) Webull Corporation, a company incorporated under the Laws of the Cayman Islands (the “Company”); and

(2) each of the persons listed to the signature page hereto (each such party, together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 2.2 of this Agreement, a “Holder” and, collectively the “Holders”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Second Amended and Restated Shareholders Agreement dated June 10, 2021, as amended on April 19, 2023, by the First Amendment to Second Amended and Restated Shareholders Agreement and on April 10, 2025, by the Second Amendment to Second Amended and Restated Shareholders Agreement (the “Shareholders Agreement”);

WHEREAS, each of the Holders owns or has the rights to acquire Registrable Securities (as defined below); and

WHEREAS, the Company and the Holders desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereto agree as follows:

1.	REGISTRATION RIGHTS

1.1	Applicability of Rights. This Agreement shall apply to, and the Holders shall be entitled to the following rights with respect to, any Approved Public Listing in the United States.

1.2	Definitions. For purposes of this Agreement,

(a)	Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act of 1933, as amended (the “Securities Act”).

(b)	Registrable Securities. The term “Registrable Securities” means: (1) any ordinary shares of the Company (“Ordinary Shares”) issued or issuable pursuant to conversion of any Preferred Shares, (2) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preferred Shares, (3) any other Ordinary Shares owned or hereafter acquired by any Holder, and (4) any depositary receipts issued by an institutional depositary upon receipt of any of the foregoing. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 1 are not assigned in accordance with this Agreement and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(c)	Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Preferred Shares then issued and outstanding or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(d)	Form F-3. The term “Form F-3” shall mean such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(e)	SEC. The term “SEC” shall mean the U.S. Securities and Exchange Commission.

(f)	Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 1.3, 1.4 and 1.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of counsel for the Holders, “Blue Sky” fees, expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company), “roadshow” expenses if the underwriters advise that a “roadshow” is advisable to complete the sale of the Registrable Securities proposed to be sold, and fees charged by an institutional depositary with respect to the deposit of Registrable Securities in exchange for depositary receipts.

(g)	Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 1.3, 1.4 and 1.5 hereof.

(h)	Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

(i)	Excluded Registration. The term “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered.

(j)	For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. Law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and Laws of and equivalent government authority in the applicable non-U.S. jurisdiction.

1.3	Demand Registration.

(a)	Request by Holders. If the Company shall, at any time after six (6) months following the closing of an Approved Public Listing, receive a written request from the Holders of at least twenty percent (20%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least twenty percent (20%) of the Registrable Securities pursuant to this Section 1.3, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and use its commercially best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 1.3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 1.3 or Section 1.5 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 1.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 1.4(a).

(b)	Underwriting. If the Holders initiating the registration request under this Section 1.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 1.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of more than fifty (50%) of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 1.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated to the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each such Holder requesting registration; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any Subsidiary of the Company; provided further, that at least twenty-five percent (25%) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)	Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than two (2) such registrations pursuant to this Section 1.3, provided that if the sale of all of the Registrable Securities sought to be included pursuant to this Section 1.3 is not consummated for any reason other than due to the action or inaction of the Holders holding Registrable Securities, such registration shall not be deemed to constitute one of the registration rights granted pursuant to this Section 1.3.

(d)	Deferral. Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting registration pursuant to this Section 1.3, a certificate signed by President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such ninety (90) days period other than an Excluded Registration. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

1.4	Piggyback Registrations.

(a)	The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing (i) any registration statement under the Securities Act, or (ii) a prospectus supplement under a shelf registration statement, in each case for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 1.3 or Section 1.5 of this Agreement (so long as the Company complies with its obligations set forth therein) or to any employee benefit plan or a corporate reorganization) and shall afford each such Holder an opportunity to include in such registration statement or prospectus supplement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement or prospectus supplement or prospectus supplement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement or prospectus supplement. If a Holder decides not to include all of its Registrable Securities in any registration statement or prospectus supplement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement, registration statements or prospectus supplements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b)	Underwriting. If a registration statement or prospectus supplement under which the Company gives notice under this Section 1.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 1.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any Subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded, unless otherwise approved by the holders of at least eighty percent (80%) of the Registrable Securities. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)	Not Demand Registration. Registration pursuant to this Section 1.4 shall not be deemed to be a demand registration as described in Section 1.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 1.4.

1.5	Form F-3 Registration. Following the Company’s initial public offering, which must be an Approved Public Listing, the Company shall use its best efforts to qualify for registration on Form F-3. At any time after the Company’s initial public offering and so long as the Company qualifies for the use of a registration statement on Form F-3, in case the Company shall receive from any Holder or Holders of at least ten percent (10%) of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form F-3 (or an equivalent registration in a jurisdiction outside of the United States) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a)	Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)	Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request (including without limitation sales on a continuous or a delayed basis by such Holders pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the SEC), together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 1.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.5:

(i)	if Form F-3 is not available for such offering by the Holders;

(ii)	if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$2,000,000;

(iii)	if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.5; provided that the Company shall not register any of its other shares during such ninety (90) day period other than an Excluded Registration. A registration right under this Section 1.5 shall not be deemed to have been exercised until such deferred registration shall have been effected.

(iv)	if the Company has, within the six (6) month period preceding the date of such request, already effected one registration under the Securities Act other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 1.3(b) and 1.4(b); or

(v)	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)	Not Demand Registration. Except for pursuant to Section 1.5(d) below and subject to Section 1.6 below, Form F-3 registrations shall not be deemed to be demand registrations as described in Section 1.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 1.5.

(d)	Underwriting. If the Holders of Registrable Securities requesting registration under this Section 1.5 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 1.3(b) shall apply to such registration.

1.6	Expenses. All Registration Expenses incurred in connection with any registration pursuant to Sections 1.3, 1.4 or 1.5 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 1.3, 1.4 or 1.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.3 if the registration request is subsequently withdrawn at the request of the Holders of at least eighty percent (80%) of the Registrable Securities to be registered, unless the Holders of at least eighty percent (80%) of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 1.3 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 1.3.

1.7	Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

(a)	Registration Statement. Prepare and file with the SEC a registration statement or prospectus supplement with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of at least a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement or prospectus supplement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b)	Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)	Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)	Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky Laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e)	Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)	Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)	Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, to the Holders requesting registration of Registrable Securities.

1.8	Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 1.3, 1.4 or 1.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

1.9	Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 1.3, 1.4 or 1.5:

(a)	By the Company. To the extent permitted by Law, the Company will indemnify and hold harmless each selling Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who Controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other United States federal or state Law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)	any untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)	the omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii)	any violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities Law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any United States federal or state securities Law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or Controlling Person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder or any partner, officer, director, counsel, underwriter or Controlling person of such Holder.

(b)	By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who Controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who Controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, Controlling person, underwriter or other such Holder, partner or director, officer or Controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state Law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, Controlling person, underwriter or other Holder, partner, officer, director or Controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that in no event shall any indemnity under this Section 1.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c)	Notice. Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnified party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 1.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d)	Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 1.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 1.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying Party and of the indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying Party or by the indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no Person guilty of fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)	Survival. The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

1.10	Termination of the Company’s Obligations. The Company’s obligations under Sections 1.3, 1.4 and 1.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Sections 1.3, 1.4 or 1.5 shall terminate on the third (3rd) anniversary of the Approved Public Listing of the Company, or, if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold unconditionally without registration in any ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act. For the avoidance of doubt, the Company’s obligations under Sections 1.9 and 1.12 shall remain in full force and effect following any termination of the Company’s obligations under this Section 1.10.

1.11	No Registration Rights to Third Parties. Without the prior written consent of the Holders of at least eighty percent (80%) of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 1, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

1.12	Rule 144 Reporting. With a view to make available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a)	make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)	file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)	so long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

1.13	Market Stand-Off. Each Shareholder that is a Party agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed one hundred and eighty (180) days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The foregoing provision of this Section 1.13 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all officers, directors and holders of one percent (1%) or more of the Company’s outstanding share capital enter into similar agreements, and if the Company or any underwriter releases any officer, director or holder of one percent (1%) or more of the Company’s outstanding share capital from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities holding at least one percent (1%) of the then outstanding share capital of the Company to execute prior to an Approved Public Listing a market stand-off agreement containing substantially similar provisions as those contained in this Section 1.13.

1.14	Re-Sale Rights. The Company shall use its commercially reasonable efforts to assist any Holder in the sale or disposition of its Registrable Securities after an Approved Public Listing, including without limitation by (a) promptly delivering applicable instruction letters to the Company’s transfer agent to remove legends from such Holder’s share certificates, (b) causing the prompt delivery of appropriate legal opinions from the Company’s counsel in forms reasonably satisfactory to such Holder’s counsel, and (c) if the Company has depositary receipts, depositary shares or any other security derivative of the Company’s Ordinary Shares listed or traded on any exchange or inter-dealer quotation system, promptly delivering instruction letters to the Company’s share registrar and depositary agent to convert, at the Company’s expense, such Holder’s securities into depositary receipts or similar instruments to be deposited in such Holder’s brokerage account(s).

2.	GENERAL PROVISIONS

2.1	Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by email set forth in Schedule A hereto; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Schedule A; or (d) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Schedule A with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each Person making a communication hereunder by email shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by email pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 2.1 by giving the other Parties written notice of the new address in the manner set forth above.

2.2	Assignment. A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any Permitted Transferees to whom it transfers Registrable Securities; provided that such Registrable Securities remain Registrable Securities following such transfer and such Permitted Transferee agrees to become bound by the terms and provisions of this Agreement. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 2.1 hereof, and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 2.2 shall be null and void, ab initio.

2.3	Amendments and Modifications. Upon the written consent of the Company and the Holders holding a majority of the voting power of the then-outstanding Registrable Securities then held by all Holders in the aggregate, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

2.4	Entire Agreement. This Agreement together with all the annexes, exhibits and schedules hereto constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the Parties respecting the subject matter hereof.

2.5	Governing Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of New York (without giving effect to any choice of law principles thereof that would cause the application of the Laws of another jurisdiction).

2.6	Consent to Jurisdiction; Waiver of Trial by Jury. The Parties hereto irrevocably submit to the exclusive jurisdiction of (i) the federal courts of the United States of America located in the city and county of New York, borough of Manhattan or (ii) the courts of the state of New York located in the city and county of New York, borough of Manhattan (in each case, including any appellate court therefrom) solely in respect of the interpretation and enforcement of the provisions of this Agreement and the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for interpretation or enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be convenient or appropriate or that this Agreement may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined by such a New York state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or proceeding in the manner provided in this Agreement or as may be permitted by law shall be valid and sufficient service thereof. Each Party acknowledges and agrees that any controversy which may arise under this Agreement or the transactions contemplated hereby is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) such Party understands and has considered the implications of the foregoing waiver; (iii) such Party makes the foregoing waiver voluntarily and (iv) such Party has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 2.6.

2.7	Confidentiality. The existence and terms of this Agreement and any information provided by either Party hereto in connection with this Agreement (collectively, the “Confidential Information”) are confidential and may not be disclosed by either Party hereto, their respective affiliates or any representatives of any of the foregoing. Notwithstanding anything to the contrary contained in the preceding sentence, each Party shall be permitted to disclose Confidential Information to their affiliates, any governmental authority (including NASDAQ), and to the extent required, in regulatory filings, and their respective representatives; provided that such parties entered into customary confidentiality agreements or are otherwise bound by fiduciary or other duties to keep such information confidential. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.7 shall survive the termination of this Agreement.

2.8	Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most closely effects the Parties’ intent in entering into this Agreement.

2.9	Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

2.10	Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

2.11	Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by electronic PDF or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

2.12	Effective Date. This Agreement shall become effective upon the execution hereof by the Parties.

2.13	Further Assurances. On and after the date hereof, each Party hereto shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by any other Party hereto from time to time to effectuate or confirm the consummation of the transactions contemplated by this Agreement.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date herein above first written.

COMPANY

Webull Corporation

By:
Name:	WANG Anquan
Title:	Chief Executive Officer

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date herein above first written.

HOLDER

[●]

By:
Name:
Title:

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

SCHEDULE A

Notices